UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 23, 2012

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33291	33-0830300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 909-0736

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On July 23, 2012, our Board of Directors appointed Stephen L. Newman, M.D., to serve as a director of the Company.  Dr. Newman was appointed to serve as a Class III director and will be subject to reelection at our 2013 annual meeting of stockholders. Dr. Newman was also appointed to the Audit Committee and to the Compensation, Nominating and Corporate Governance Committee. In connection with his appointment, Dr. Newman received a stock option to purchase up to 20,000 shares of our common stock, pursuant to the terms of our 2012 Equity Incentive Plan.  Additionally, in connection with his appointment as a director, Dr. Newman entered into our standard form of indemnification agreement.

Dr. Newman, 62, most recently served as Vice Chairman and Chief Operating Officer of Tenet Healthcare Corporation, a health care delivery and services company, until his retirement in June 2012. After joining Tenet in February 1999 and prior to his appointment as Chief Operating Officer, Dr. Newman held various positions of increasing responsibility at Tenet, including Chief Executive Officer for Tenet’s California region. Before joining Tenet, Dr. Newman held executive positions at Columbia/HCA Inc. from April 1997 to February 1999 and served as Senior Vice President and Chief Medical Officer of Touro Infirmary in New Orleans from August 1990 to March 1997. Prior to 1990, Dr. Newman served as Associate Professor of Pediatrics and Medicine at Wright State University School of Medicine and as Director of Gastroenterology and Nutrition Support at Children’s Medical Center in Dayton, Ohio.  Dr. Newman recently completed a five-year term on the Board of Directors of the Federation of American Hospitals and currently serves on the Labor, Education and Healthcare Advisory Committee of the Federal Reserve Bank of Atlanta. Dr. Newman holds a Bachelor’s Degree from Rutgers University, an M.B.A. from Tulane University and a medical degree from the University of Tennessee. He completed his internship, residency and fellowship at Emory University School of Medicine. Dr. Newman also completed the Advanced Management Program at the University of Pennsylvania’s Wharton School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: July 24, 2012	By:	/s/ Kurt M. Hartman
Kurt M. Hartman
General Counsel, Chief Compliance Officer and
Senior Vice-President